Exhibit 10.1



March 30, 2006

Ken Jones
5240 Wilson Hill Court
Winston-Salem, NC 27104

Dear Ken,

Please accept this letter as our formal offer of employment with Triad Guaranty Insurance Corporation. I look forward to working with you in your position as Senior Vice President and Chief Financial Officer reporting to directly to me.

I am suggesting a start date as early as April 3, 2006, but we can be flexible on this date. Your salary will be $175,000 per year and you will be recommended for 2,500 shares of restricted stock vesting equally over three-years. The equity request is subject to approval by the Compensation Committee. In addition, for calendar year 2006, you are guaranteed a minimum bonus equal to 125% of your paid salary with a minimum of fifty percent (500/0) of the bonus payable in equity vesting over three years.

In addition to the salary and benefits noted above, you will be entitled to all other Company benefits and subject to all Company policies and procedures, including a three-month probationary period, applicable to all similarly situated employees. The Company may amend the Company's benefits, policies and procedures from time to time. As you know, Triad is currently reviewing our executive compensation plan and any amendments approved by the board will be applicable to you and other senior executives. Feel free to call Tammie Bowman (ext 1107) with any questions regarding benefits, policies and procedures. Tammie advises me that you may complete any necessary forms on your first day of work.

We look forward to having you on board. I am excited about the prospect of working with you again. In the meantime, if you have any questions, please feel free to give me a call.


/s/ Mark Tonnesen
President and CEO


cc: Kathleen Fairall
Tammie Bowman